AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 6th day of December, 2012, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series listed on Exhibit DD attached hereto (as amended from time to time),and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the funds of a series of the Trust; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit DD is hereby superseded and replaced with Amended Exhibit DD attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANK, N.A.

By:	/s/ Douglas G. Hess	By:	/s/ Michael R. McVoy

Name:	Douglas G. Hess	Name:	Michael R. McVoy

Title:	President	Title:	Senior Vice President

Scharf - 2012

Amended Exhibit DD to the
Separate Series of Advisors Series Trust Custody Agreement

Name of Series
Scharf Fund
Scharf Balanced Opportunity Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at December, 2011

Annual Fee Based Upon Market Value Per Fund*
1.00 basis point on average daily market value
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
$___  /book entry DTC transaction/Federal Reserve transaction/principal paydown
$___  /U.S. Bank repo agreement transaction
$___  /short sale
$___  /option/future contract written, exercised or expired
$___  /mutual fund trade/Fed wire/margin variation Fed wire
$___  /physical transaction
$___  /segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Advisor’s Signature not required at December 6, 2012 as the domestic or global custody fees are not changing.

Scharf - 2012

Amended Exhibit DD (continued) to the Separate Series of Advisors Series Trust Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at December, 2011
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$___	Lebanon	All	20.00	$___
Australia	All	1.00	$___	Lithuania	All	16.00	$___
Austria	All	1.70	$___	Luxembourg	All	3.20	$___
Bahrain	All	40.00	$___	Malaysia	All	2.90	$___
Bangladesh	All	32.00	$___	Mali*	All	32.00	$___
Belgium	All	1.20	$___	Malta	All	17.60	$___
Benin*	All	32.00	$___	Mauritius	All	24.00	$___
Bermuda	All	12.00	$___	Mexico	All	1.50	$___
Botswana	All	20.00	$___	Morocco	All	28.00	$___
Brazil	All	7.20	$___	Namibia	All	24.00	$___
Bulgaria	All	32.00	$___	Netherlands	All	1.50	$___
Burkina Faso*	All	32.00	$___	New Zealand	All	2.00	$___
Canada	All	1.00	$___	Niger*	All	32.00	$___
Cayman Islands*	All	0.80	$___	Nigeria	All	24.00	$___
Channel Islands*	All	1.20	$___	Norway	All	1.50	$___
Chile	All	16.00	$___	Oman	All	40.00	$___
China“A” Shares	All	9.60	$___	Pakistan	All	24.00	$___
China“B” Shares	All	9.60	$___	Peru	All	35.00	$___
Columbia	All	32.00	$___	Philippines	All	3.90	$___
Costa Rica	All	12.00	$___	Poland	All	12.00	$___
Croatia	All	28.00	$___	Portugal	All	4.80	$___
Cyprus*	All	12.00	$___	Qatar	All	36.00	$___
Czech Republic	All	9.60	$___	Romania	All	28.00	$___
Denmark	All	1.50	$___	Russia	Equities/Bonds	30.00	$___
Ecuador	All	28.00	$___	Russia	MINFINs	12.00	$___
Egypt	All	25.60	$___	Senegal*	All	32.00	$___
Estonia	All	5.60	$___	Singapore	All	1.50	$___
Euromarkets(3)	All	1.00	$___	Slovak Republic	All	20.00	$___
Finland	All	2.40	$___	Slovenia	All	20.00	$___
France	All	1.00	$___	South Africa	All	1.50	$___
Germany	All	1.00	$___	South Korea	All	4.80	$___
Ghana	All	20.00	$___	Spain	All	1.00	$___
Greece	All	7.20	$___	Sri Lanka	All	12.00	$___
Guinea Bissau*	All	40.00	$___	Swaziland	All	24.00	$___
Hong Kong	All	2.00	$___	Sweden	All	1.00	$___
Hungary	All	20.00	$___	Switzerland	All	1.00	$___
Iceland	All	12.00	$___	Taiwan	All	12.00	$___
India	All	8.00	$___	Thailand	All	2.90	$___
Indonesia	All	5.80	$___	Togo*	All	32.00	$___
Ireland	All	1.50	$___	Trinidad & Tobago*	All	24.00	$___
Israel	All	9.60	$___	Tunisia	All	32.00	$___
Italy	All	1.50	$___	Turkey	All	9.60	$___
Ivory Coast	All	32.00	$___	UAE	All	36.00	$___
Jamaica*	All	28.00	$___	United Kingdom	All	1.00	$___
Japan	All	1.00	$___	Ukraine	All	19.20	$___
Jordan	All	32.00	$___	Uruguay	All	40.00	$___
Kazakhstan	All	48.00	$___	Venezuela	All	32.00	$___
Kenya	All	24.00	$___	Vietnam*	All	32.00	$___
Latvia	Equities	12.00	$___	Zambia	All	24.00	$___
Latvia	Bonds	20.00	$___

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Scharf - 2012

Amended Exhibit DD (continued) to the Separate Series of Advisors Series Trust Custody Agreement

Annual Base Fee - $___ per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $___.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Scharf - 2012	4